UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2006

VENTURE CATALYST INCORPORATED

(Exact Name of registrant as specified in its charter)

Utah	000-11532	33-0618806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 Camino De La Reina, Suite 418 San Diego, California	92108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 385-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2006, Venture Catalyst Incorporated (“VCAT”) entered into an Exclusivity Agreement (the “Exclusivity Agreement”) with International Game Technology (“IGT”) pursuant to which VCAT agreed to a period of exclusive negotiations relating to a potential strategic transaction with IGT (the “Proposed Transaction”) extending through July 30, 2006. Specifically, VCAT agreed that it will not, directly or indirectly:

•	solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined in the Exclusivity Agreement);

•	participate in any negotiations regarding any Takeover Proposal or furnish any third parties with any nonpublic information with respect to a Takeover Proposal;

•	approve any Takeover Proposal; or

•	accept any Takeover Proposal.

Notwithstanding the foregoing prohibitions, under the Exclusivity Agreement, if VCAT receives a bona fide Takeover Proposal that did not result from a breach of the foregoing prohibitions and the Board of Directors of VCAT (the “Board”) determines in good faith after consultation with its advisors that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in the Exclusivity Agreement) and that failure to do so is reasonably likely to result in a breach of the Board’s fiduciary duties, then VCAT may furnish information to the applicable offeror and its representatives pursuant to a confidentiality agreement and may participate in discussions or negotiations regarding such proposal.

In response to a Takeover Proposal that did not otherwise result from a breach by VCAT of the restrictions in the Exclusivity Agreement, the Board may, if it determines in good faith after consulting with outside counsel that the failure to take such action is reasonably likely to result in a breach of the Board’s fiduciary obligations, either approve or recommend such Superior Proposal or terminate the Exclusivity Agreement (such termination, a “Superior Proposal Termination”). VCAT may only effect a Superior Proposal Termination if (i) the Board has determined in good faith that the Takeover Proposal constitutes a Superior Proposal, (ii) VCAT has delivered prior notice to IGT, (iii) VCAT has negotiated with IGT in good faith for five business days with respect to adjustments to the terms and conditions of the Proposed Transaction and (iv) the Board does not conclude in good faith during such five business days that the Takeover Proposal no longer constitutes a Superior Proposal.

In addition, the Exclusivity Agreement requires VCAT to provide certain information and materials to IGT regarding any Takeover Proposals received during the term of the Exclusivity Agreement.

The Exclusivity Agreement will terminate prior to its expiration on the 45th day after signing if (i) VCAT and IGT sign definitive agreements with respect to the Proposed Transaction, (ii) IGT elects to terminate it following VCAT’s acceptance of any Takeover Proposal, (iii) VCAT elects to effect a Superior Proposal Termination or (iv) IGT and VCAT otherwise mutually agree to do so. If the Exclusivity Agreement is terminated pursuant to either of the preceding clauses (ii) and (iii), VCAT will be required to pay IGT a $750,000 termination fee (the “Termination Fee”). The Termination Fee would also be payable by VCAT if, during the six-month period after the Exclusivity Agreement expires automatically at the end of the 45th day after signing, VCAT enters into an acquisition agreement or consummates a strategic transaction with any third party that had made a Takeover Proposal during the term of the Exclusivity Agreement.

The foregoing description of the material terms of the Exclusivity Agreement is qualified in its entirety by the text of the Exclusivity Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report.

Item 8.01	Other Events.

On June 15, 2006, VCAT issued a press release announcing the receipt of an acquisition proposal from IGT to acquire all of VCAT’s outstanding shares for $2.58 per share in cash. A copy of the press release is being furnished as Exhibit 99.2 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Exclusivity Agreement, dated June 15, 2006, between International Game Technology and Venture Catalyst Incorporated.

99.2	Press release dated June 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2006	VENTURE CATALYST INCORPORATED

	By:	/s/ Kevin McIntosh
Kevin McIntosh
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Exclusivity Agreement, dated June 15, 2006, between International Game Technology and Venture Catalyst Incorporated.

99.2	Press release dated June 15, 2006.

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